EXHIBIT 2.3

PROMISSORY NOTE

UNSECURED AND NON-TRANSFERABLE NON-NEGOTIABLE NOTE

DO NOT DESTROY THIS NOTE: When paid, this Note must be surrendered to Payee for cancellation.

April 6, 2006.	$5,000,000.00

Provo, Utah

FOR VALUE RECEIVED, the undersigned, AMP RESOURCES, LLC (“Maker”) promises to pay to the order of RASER TECHNOLOGIES, INC. (“Payee”) the principal sum of up to FIVE MILLION DOLLARS and 00/100 ($5,000,000.00U.S.)(hereinafter referred to as “Maximum Principal Amount”), together with interest at the rate of TEN percent (10%) per annum, compounded annually, said principal and interest to be payable upon the terms and conditions hereinafter set forth. As of the date of this Note, MAKER has drawn ONE MILLION SIX HUNDRED TEN THOUSAND SIX HUNDRED THIRTY SIX DOLLARS AND FORTY FOUR CENTS ($1,610,636.44US) against the Maximum Principal Amount. So long as Maker is not in default under this Note, and with agreement of Payee on specific amounts disbursed under this Note, Maker may draw from this Note up to the Maximum Principal Amount.

1. Payment. The principal and accrued interest on this Note is unsecured, and this Note is non-transferable and non-negotiable by the Maker or the Payee. This Note shall be paid as follows:

The entire unpaid principal balance and accrued, but unpaid, interest and other charges evidenced by this Note shall be due and payable in full on or before the earliest to occur of any of the following:

a.	March 1, 2007; or
b.	Sale of any of four projects (1. Stillwater, NV, 2. Salt Wells, NV, 3. Cove Fort, UT, or 4. Surprise Valley, CA)(hereinafter referred to as, “Geothermal Projects”), or
c.	Assignment or sale of power purchase contracts covering any or all of the Geothermal Projects; or
d.	Financing of at least two or more of the Geothermal Projects for production of electricity pursuant to any power purchase contracts.

All payments hereunder shall be applied first to the reduction of accrued interest and second to the reduction of principal. All payments of any kind under this Note, and all obligations represented by this Note are subordinated in right of priority and payment to the prior obligations of the Maker to SCP/AR, LLC; BNR Ventures, LLC; RRD Investment Co., LLC; Highland Capital Partners VI, Limited Partnership; Highland Subfund VI-Amp Limited Partnership; and Highland Entrepreneurs’ Fund VI Limited Partnership, and each of their respective affiliates (collectively the “Investors”). Until all obligations of the Maker to the Investors are satisfied in full and completely and irrevocable discharged by full and complete payment of good sums of the Maker (or any entity acting on behalf of the Maker), then all amounts received by the Payee arising from or related to this Note and all present and future obligations arising between the Maker and the Payee are subordinated in right of payment, and all received shall be held in trust for the benefit of the Investors.

Subject to the foregoing prior obligations of the Maker to the Investors, payments by Maker shall be made to Payee at Raser Technologies, Inc., 5152 North Edgewood Drive, Ste 375, Provo, UT 84604, or at such other place as Payee or a successor holder shall designate in writing. All payments shall be made in lawful money of the United States of America. Checks will constitute payment only when collected.

2. Interest. Interest shall accrue on the unpaid principal balance evidenced by this Note at the rate of TEN percent (10%) per annum (nominal interest), compounded annually. Interest shall be calculated on the basis of a three hundred sixty-five (365)-day year. In the event Payee or a successor holder of this Note exercises its right to accelerate the balance due under this Note pursuant to Section 5 below, the entire unpaid principal balance together with all accrued but unpaid interest shall thereafter earn interest at a rate (the “Default Rate”) equal to EIGHTEEN percent (18%) per annum, compounded annually, from and after the event of Default which is uncured or unremedied.

3. No Optional Prepayment. The principal and interest of this Note may not be prepaid in whole or in part at any time and from time to time, without premium or penalty, without the prior written consent of the Investors holding a two-thirds-in-interest of all obligations of the Maker to the Investors (the “Investor Vote”). To the extent permitted by the foregoing sentence, prepayments shall be credited first to the reduction of accrued interest and second to the reduction of principal, or if so indicated at time of prepayment, shall be applied to the next installment due herein. No prepayment of the obligations of the Maker to the Payee, whether arising under this Note or under future Notes or obligations between Maker and Payee, may be made without the foregoing Investor Vote.

4. Events of Default and Acceleration. The entire unpaid principal balance of, and all accrued interest on, this Note may, at the election of Payee or a successor holder, without notice or demand to Maker or any other party, be declared to be immediately due and payable upon the occurrence of any of the following events:

(a) Any payment of principal or of interest provided for any part thereof is not paid in full when due and payable; or

(b) An involuntary petition is filed by a creditor party other than the Payee seeking that Maker be adjudged as bankrupt and such petition is not dismissed within ninety (90) days; or

(c) A writ or order of attachment, levy or garnishment is issued against or upon Maker by a party other than the Payee or the assets or income of Maker involving an amount in excess of $1,000,000 and such writ or order is not removed, discharged or rescinded within ninety (90) days.

After acceleration the unpaid principal balance and accrued interest shall, until paid and both before and after judgment, earn interest at the Default Rate specified in Section 2 of this Note. The acceptance of any installment or payment after the occurrence of a default or event giving rise to the right of acceleration provided for in this section shall not constitute a waiver of such right of acceleration with respect to such default or event or any subsequent default or event.

5. Security. It is the intent of Maker and Payee to secure this Note with Collateral (as defined below) of Maker. It is also the intent of Maker and Payee to (i) subordinate this Note (notwithstanding any security interest provided by Maker) in all respects, including payment or priority, and including but not limited to right of payment, right of priority, right of set off, right or initiation of proceedings to (A) any and all obligations of any kind of the Maker to (including rights or repayment, redemption, repurchase or extinguishment of obligation), and the rights of, the Investors, and (B) any and all outstanding financial or other obligations owed by Maker to the Investors (including but not limited to all amounts that are due to the Investors by reason of equity redemptions); and (ii) provide that payment on this Note is pari passu with (A) any and all rights of Amp Capital Partners, LLC (“Amp Capital”) in and to any collateral they may have in Maker or its subsidiaries and (B) any and all outstanding financial or other obligations owed by Maker to Amp Capital, including without limitation the Amp Capital Note as defined in the Agreement and Plan of Acquisition by and among Raser Technologies, Inc., Amp Resources, LLC., Power Acquisition Corp., and John H. Stevens, as Equity Representative, dated as of January 19, 2006.

6. Security and Subordination Agreement; Enforcement Rights of Investors. Maker and Payee agree to cooperate and work in good faith to enter into a security agreement and intercreditor and subordination agreements, satisfactory to the Investors, as necessary to implement the provisions of Section 5, including appropriate standstill arrangements. Upon execution of an intercreditor agreement referred to in the preceding sentence, Payee agrees that this Note will be replaced with a different note and, in connection with the issuance of such replacement note, agrees to cancel this Note. Payee agrees not to file any UCC-1 financing statement with respect to this Note. For purposes of this Note, Collateral shall mean all cash, real estate, real estate interests, geothermal interests, intellectual property, accounts receivable and all other assets of Maker, including, without limitation, those assets located on or procured for, four geothermal projects generally designated by Maker as Salt Wells, NV, Stillwater, NV, Cove Fort, UT, and Surprise Valley, CA. Any attempt to enforce the obligations represented by this Note shall be subordinated in right of payment and priority to the Investors. In connection with the issuance of this Note, the Investors are providing consent to the Maker to issue this Note to the Payee with the express covenant by the Payee that it shall not take a security interest in any assets of the Maker, nor shall the Maker grant to the Payee any such security interest, unless and until the Investors, the Maker and the Payee enter into a security agreement and intercreditor agreement acceptable to the Investors. In the event of any breach of the covenants in this Note which run for the benefit of the Investors, the Investors may initiate proceedings for specific performance of the defaulted covenants (and without the necessity of posting any bond), and the Payee shall not object to any such proceeding.

7. Waiver. Maker (a) waives presentment, demand, protest and notice of every kind respecting this Note, (b) agrees that the holder hereof, at any time or times, without notice to or the consent of them or any of them, may grant extensions of time, without limit as to the number or the aggregate period of such extensions, for the payment of any principal or interest due hereon, and (c) to the extent not prohibited by law, waives the benefit of any law or rule of law intended for Maker’s advantage or protection as an obligor hereunder or providing for Maker’s release or discharge from liability hereon, in whole or in part, on account of any facts or circumstances other than full and complete payment of all amounts due hereunder, including, but not limited to, any statute giving any person the right to require (or providing for Maker’s discharge in the absence of) the institution of any suit hereon.

8. Assigns. This note shall not be assigned, and is non-transferable.

9. Alternate Remedies. Except where the provisions of this Note conflict with any remedies being pursued by the Payee, no remedy herein conferred upon Payee hereof is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to each and every other remedy given hereunder, under the instrument given to secure this Note, or now or hereafter existing at law or in equity by statute or otherwise. No course of dealing between Maker and any holder, nor any delay on the part of any holder in exercising any rights hereunder shall operate as a waiver of any rights of any holder. No course of dealing between Maker and the Investors, or between the Investors and Payee, or among Maker, Payee and the Investors, nor any delay on the part of any Investor in exercising any rights hereunder shall operate as a waiver of any rights of the Investors.

10. Attorney Fees. In the event that any payment under this Note is not made, or any obligation provided to be satisfied or performed under any instrument given to secure the obligation evidenced hereby is not satisfied or performed at the time and in the manner required, Maker agrees to pay any and all costs and expenses regardless of the particular nature thereof and whether or not incurred in conjunction with litigation, before or after judgment, or in connection with exercise of the power of sale provided for in the instrument securing this Note which may be incurred by Payee or a successor holder hereof in connection with the enforcement of any of its rights under this Note or under any such other instrument, including, without limitation, court costs and reasonable attorney fees. In the event of any breach or default under this Note which results in the impairment of the position of the Investors, Maker and Payee agree to pay all costs and expenses incurred by the Investors (including reasonable attorneys’ fees) in connection with the enforcement of the rights of the Investors, whether against the Maker or the Payee, represented by this instrument.

11. Governing Law and Place of Suit. This Note shall be construed in accordance with and governed by the laws of the State of Utah. Any action at law, suit in equity or judicial proceeding for the enforcement of this contract or any provision thereof shall be instituted only in the courts of the State of Utah.

12. Headings. The headings of the sections of this Note are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

13. Notices. Any notice, request, instruction, report or other document to be given to the parties shall be in writing and delivered personally or sent by overnight courier or first class mail, postage prepaid, if to Raser Technologies, Inc. (“Payee”):

Raser Technologies, Inc.

Attn: Chief Financial Officer

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

if to Amp Resources, LLC (“Maker”):

Amp Resources, LLC

Attn: Chief Executive Officer

11814 Election Road, Suite 100

Draper, UT 84020

with copies in all cases to:

SCP/AR, LLC

3098 W. Executive Parkway, Suite 200

Lehi, UT 84043

Attention: Ronald P. Mika

and

Highland Capital Partners

92 Hayden Avenue

Lexington, MA 02421

Attention: Dan Nova

or at such other address as any party shall specify to the other party in writing.

14. Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

15. Authorization. Each individual executing this Agreement does thereby represent and warrant to each other person so signing (and each other entity for which another person may be signing) that he has been duly authorized to deliver this Agreement in the capacity and for the entity set forth where he signs.

Executed on the day and year first written above.

MAKER:

AMP RESOURCES, LLC

By:	/s/ Kevin Calderwood
Kevin Calderwood Chief Executive Officer

PAYEE:

RASER TECHNOLOGIES, INC.

By:	/s/ Kraig Higginson

/s/ Brent M. Cook
Brent M. Cook Chief Executive Officer

ACCEPTED AND AGREED:

HIGHLAND CAPITAL PARTNERS VI LIMITED PARTNERSHIP

By:	Highland Management Partners VI Limited Partnership
(its General Partner)

	By:	Highland Management Partners VI, Inc.,
(its General Partner)

	By:	/s/ Daniel Nova
Authorized Officer

HIGHLAND CAPITAL PARTNERS VI-B LIMITED PARTNERSHIP

By:	Highland Management Partners VI Limited Partnership,
(its General Partner)

	By:	Highland Management Partners VI, Inc.,
(its General Partner)

	By:	/s/ Daniel Nova
Authorized Officer

HIGHLAND ENTREPRENEURS’ FUND VI LIMITED PARTNERSHIP

By:	HEF VI Limited Partnership,
(its General Partner)

	By:	Highland Management Partners VI, Inc.,
(its General Partner)

	By:	/s/ Daniel Nova
Authorized Officer

SCP/AR, LLC

By:	SCP/AR, Inc.
Its: Manager

	By:	/s/ Ronald P. Mika
Ronald P. Mika Its: President